MOORE STEPHENS ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS 1650 West 1st Avenue Vancouver, BC Canada V6J 1G1 Telephone: (604) 734-1112 Facsimile: (604) 714-5916 E-Mail: generaldelivery@ellisfoster.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2005, in Amendment No. 5 to the Registration Statement and the related Prospectus of Cheetah Oil & Gas Ltd. for the registration of up to 2,565,429 shares of its common stock.

“Moore Stephens Ellis Foster Ltd.”
Vancouver, British Columbia, Canada	Chartered Accountants
January 20, 2006

MSAn independently owned and operated member of Moore Stephens North America Inc., Members in principal cities throughout North America
Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.